EXHIBIT 99.1

[COMPANY LOGO]

FOR IMMEDIATE RELEASE
                                CONTACT:     SMTEK INTERNATIONAL, INC.
                                             Kirk A. Waldron, CFO
                                             (805) 532-2800, ext. 111



SMTEK SELLS ITS IRELAND FACILITY

MOORPARK, Calif. (April 15, 2003) - SMTEK International, Inc. (Nasdaq:
SMTI / Pacific Exchange: SMK), a provider of electronics manufacturing services (EMS), today announced that it is has sold its subsidiary which owns and operates its Ireland facility to a group of Northern Ireland investors for nominal consideration. The sale of the subsidiary will reduce SMTEK's liabilities and debt structure. Management believes that this transaction will improve SMTEK's financial condition on a consolidated basis. Additionally, it is the intention of both parties to maintain a strong relationship through an anticipated strategic alliance agreement whereby each organization can benefit from the other's strengths.

Edward J. Smith, President and Chief Executive Officer stated, "At the beginning of our fiscal year we outlined a strategy that called for taking a hard look at each of our facilities so as to determine their strategic and fiscal value to our total organization. Even though we have a tremendous amount of faith and confidence in the Ireland management team and its facility, SMTEK is better served by this divestment which will give rise to immediate financial improvement for us."

He further added, "SMTEK this year has undertaken numerous initiatives targeting company wide improvement. With these changes in SMTEK's structure and the reduction in operating losses, we are cautiously optimistic about our future but need to continue to carefully monitor our balance sheet condition."

                     *     *     *     *     *

Headquartered in Moorpark, California, SMTEK International, Inc. is an EMS provider serving original equipment manufacturers (OEMs) in the industrial instrumentation, medical, telecommunications, security, financial services automation, aerospace and defense industries. We provide integrated solutions to OEMs across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the EMS industry. We have five operating facilities with locations in Moorpark, California; Santa Clara, California; Marlborough, Massachusetts; Fort Lauderdale, Florida; and the Ayuttya Province in Thailand.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections. Any forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK International, Inc. with the SEC, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.